NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION
CONTACT:                             Sheli L. Fyock
                                     Asst. Vice President-Marketing
                                     % Irwin Bank & Trust Company
                                     309 Main Street
                                     Irwin, PA  15642
                                     Phone: 724-978-2705
                                     Email: sfyock@irwinbank.com
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         IBT BANCORP, INC. CONDUCTS 2004 ANNUAL MEETING OF STOCKHOLDERS


         Irwin, Pennsylvania, April 20, 2004, (AMEX: IRW) - IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank & Trust Company, Irwin, Pennsylvania (the "Bank"), announced that its 2004 Annual Meeting of Stockholders was held on Tuesday, April 20, 2004. At the meeting, Robert Rebich, Jr., Grant J. Shevchik and Charles G. Urtin were elected as directors, each for a three-year term. John N. Brenzia was elected as a director for a two-year term. Mr. Brenzia currently holds the position of Vice President and Chief Financial Officer of Irwin Car and Equipment. Prior to his position with Irwin Car and Equipment, Mr. Brenzia served in the financial department of Elliott Company, a multi-national manufacturer of heavy machinery. Mr. Brenzia is a new member to the Board of Directors. He replaces Mr. Thomas Beter who recently retired from the Board after reaching mandatory retirement age in accordance with the Company's Bylaws. Stockholders also ratified the appointment of Edwards, Sauer & Owens as independent accountants for the Company for the fiscal year ending December 31, 2004.

         The Company's stock is traded on AMEX under the symbol "IRW." The Bank is a community oriented bank which offers a variety of savings deposit and other products to its retail customers. The Bank offers a wide range of real estate, consumer and commercial loans. The Bank's website is www.myirwinbank.com. As of
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December  31, 2003,  the Company had total  assets,  deposits and  stockholders'
equity of $629.5 million, $569.9 million and $59.6 million, respectively.

         Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.